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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           May 2, 1997
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                                  Bigmar, Inc.
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             (Exact name of registrant as specified in its charter)


   Delaware                      1-14416                         31-1445779
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 (State or other               (Commission                   (I.R.S. Employer
   jurisdiction                File Number)                 Identification No.)
of incorporation)


6660 Doubletree Avenue, Suite 20, Columbus, Ohio                   43229
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code        (614) 848-8380
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                                      N/A
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         (Former name or former address, if changed since last report.)


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Item 1.   Changes in Control of Registrant

          John G. Tramontana, Chairman of the Board of Directors, President and Chief Executive Officer of the registrant, pursuant to privately negotiated transactions in Switzerland, has acquired additional shares of the common stock, par value $.001 per share, of registrant ("Common Stock") sufficient to obtain a controlling equity interest in the registrant.

         Mr. Tramontana has advised the registrant that on March 27 he entered into an agreement with each of Chemholdings SA and four (4) individuals to acquire for cash consideration all shares of Common Stock owned by such persons, subject to certain conditions. The closing conditions were satisfied on May 2, 1997.

         The number of shares of Common Stock purchased and the consideration paid were as follows:

       1,010,563 shares for a price equal to 0.8163766 Swiss francs per share.
         283,100 shares for a price equal to 9.3253267 Swiss francs per share.

         The aggregate number of shares of Common Stock acquired by Mr. Tramontana was 1,293,663. The shares are restricted within the meaning of Rule 144.

         Prior to the stock purchases, Mr. Tramontana beneficially owned 1,098,368 shares of Common Stock (including 125,000 shares underlying options which are currently exercisable), which comprised 26.7% of the outstanding shares of Common Stock. Accordingly, Mr. Tramontana is now the beneficial owner of 2,392,031 shares of Common Stock (including the 125,000 option shares), or approximately 58.2% of the total outstanding, and may therefore be deemed to control the registrant. Prior to such transactions no single person or group owned a controlling equity interest in registrant.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Bigmar, Inc.
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                                                (Registrant)

May 19, 1997

                                By: /s/ Michael K. Medors
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                                    Michael K. Medors
                                    Chief Financial Officer and Treasurer

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